Exhibit 5.1

2001 ROSS AVENUE DALLAS, TEXAS 75201-2980 TEL +1 214.953.6500 FAX +1 214.953.6503 BakerBotts.com	ABU DHABI AUSTIN BEIJING BRUSSELS DALLAS DUBAI HONG KONG	HOUSTON LONDON MOSCOW NEW YORK PALO ALTO RIYADH WASHINGTON

September 5, 2013

Matador Resources Company

5400 LBJ Freeway, Suite 1500

Dallas, Texas 75240

Ladies and Gentlemen:

We have acted as counsel to Matador Resources Company, a Texas corporation (the “Company”), in connection with the proposed issuance and sale in an underwritten public offering (the “Offering”) of an aggregate of 9,775,000 shares (including 1,275,000 shares that may be issued upon the exercise of the Underwriters’ (as defined below) option to purchase additional shares) (the “Shares”) of its common stock, par value $.01 per share, pursuant to that certain Underwriting Agreement dated September 4, 2013 (the “Underwriting Agreement”) by and among the Company and RBC Capital Markets, LLC, Citigroup Global Markets Inc. and Scotia Capital (USA) Inc., as representatives of the several underwriters named therein (collectively, the “Underwriters”).

We refer to the registration statement on Form S-3, as amended (Registration Statement No. 333-187808), with respect to the Shares being sold by the Company in the Offering (the “Registration Statement”), as filed by the Company with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”) on April 9, 2013 and declared effective by the Commission on May 9, 2013. The final prospectus supplement dated September 4, 2013 (the “Prospectus Supplement”), which together with the accompanying prospectus dated May 9, 2013 filed with the Registration Statement (the “Prospectus”), has been filed pursuant to Rule 424(b) promulgated under the Securities Act.

As the basis for the opinion hereinafter expressed, we examined the Amended and Restated Certificate of Formation of the Company, dated as of February 3, 2012, the Amended and Restated Bylaws of the Company, effective as of February 7, 2012, the Underwriting Agreement, the Texas Business Organizations Code, corporate records and documents related to the Company, certificates of the Company and public officials, and other instruments and documents as we deemed necessary or advisable for the purposes of this opinion. In making our examination, we have assumed that all signatures on documents examined by us are genuine, that all documents submitted to us as originals are authentic and that all documents submitted to us as certified or photostatic copies conform with the original copies of such documents.

Based on the foregoing and on such legal considerations as we deem relevant, we are of the opinion that the Shares, when issued and delivered in the Offering on behalf of the Company against payment therefor as described in the Underwriting Agreement, will be duly authorized, validly issued, fully paid and non-assessable.

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This opinion is limited in all respects to the federal laws of the United States of America and the laws of the state of Texas, each as in effect on the date hereof.

At your request, this opinion is being furnished to you for filing as an exhibit to the Company’s Current Report on Form 8-K filed on the date hereof. We hereby consent to the statements with respect to us under the heading “Legal Matters” in the Prospectus Supplement and to the filing of this opinion as an exhibit to the Company’s Current Report on Form 8-K filed on the date hereof. In giving this consent, we do not hereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act, or the rules and regulations of the Commission issued thereunder.

Very truly yours,

/s/ Baker Botts L.L.P.

DMR/MPB/JBP